EXHIBIT 10.86
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              DESCRIPTION OF NON-MANAGEMENT DIRECTORS' COMPENSATION

Effective January 1, 2005, directors who are not employees of Franklin Resources, Inc. (the "Company" or "Franklin") will be paid $12,500 per quarter, plus $3,000 per meeting and will receive an annual grant of common stock of the Company valued at $75,000 (rounded up to the nearest whole share) on the date of grant on January 25, 2005 and on the date of the annual organizational meeting of the Board of Directors of the Company in subsequent fiscal years. In addition, the Company has a policy of reimbursing certain health insurance coverage for a director who is retired from other employment and is not otherwise eligible for group health coverage under Franklin's group health plan or any other company's health plan. Franklin will reimburse the cost of health insurance coverage comparable to that provided to Franklin employees. Franklin also allows directors to defer payment of their directors' fees, and to treat the deferred amounts as hypothetical investments in Franklin common stock. Upon termination, the number of shares of stock that the director hypothetically purchased are added together, and Franklin must pay the director an amount equal to the value of the hypothetical investment, including dividend reinvestment.